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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Cloud Peak Energy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR ANNUAL MEETING OF STOCKHOLDERS ON MAY 10, 2017

Cloud Peak Energy's Independent Directors and Compensation Committee Respond to ISS's "Say on Pay" Voting Recommendation and Reinforce the Strong Pay for Performance Link in CEO Compensation

April 27, 2017

Dear Stockholder:

        In connection with our 2017 annual stockholders meeting to be held on May 10, 2017, we are taking this opportunity to address what we believe are certain oversights and erroneous reasons articulated by ISS in recommending against the "Say on Pay" proposal (proposal 3), and to provide you with additional information and context regarding our executive compensation program. ISS based its negative Say on Pay recommendation on our alleged failure to make substantial changes to our executive compensation program in response to the low majority approval for Say on Pay at our May 2016 annual meeting and the feedback from our subsequent investor outreach. ISS's recommendation was also based on an alleged pay for performance misalignment in our Chief Executive Officer ("CEO") compensation compared to ISS's selected peer group (which includes many companies in unrelated industries such as uranium and steel).

        We believe the rationale for ISS's negative recommendation on Say on Pay is unfounded, as described further below and in more detail in our 2017 Proxy Statement, specifically in the "Compensation Discussion and Analysis" section.

        We ask you to consider the soundness of our executive compensation program and to vote FOR our Say on Pay proposal (proposal 3) at our upcoming annual meeting.

        As reinforced by feedback from our extensive investor outreach in the summer and fall of 2016 and overall investor support expressed for our executive compensation program and for maintaining consistency in our pay practices, we believe our compensation program is appropriately designed, competitive with market practices and aligned with stockholder value creation.

        Our program (1) targets the median of peer companies in our industry who are considered potential competitors for executive talent (versus ISS's selected peer group that includes companies in unrelated industries such as uranium and steel), (2) has significant pay at risk, which has resulted in substantial unrealized equity value for our executive team over time and (3) incorporates multi-year vesting of equity and substantial stock ownership requirements to ensure stockholder alignment. The structure of the compensation program for our named executive officers has remained largely the same over the last six years and has historically enjoyed the support of ISS since the inception of Say on Pay in 2011 through 2015. In addition, our stockholders have voted in favor of our executive compensation program each year since 2011, albeit with a lower majority approval in 2016.

        In connection with your voting decision, we would like to highlight the following points.

1.
Despite investor feedback supporting our executive compensation program and maintaining consistency in our executive pay practices, ISS erroneously contends we did not make sufficient changes to our executive compensation program in response to the May 2016 Say on Pay vote and subsequent investor outreach.

  •
  ISS's determination is inconsistent with the overall supportive investor feedback received and absence of any broad consensus advocating specific changes.    As disclosed in detail in our 2017 Proxy Statement, we generally received supportive feedback on our executive compensation program. Although a limited number of program features were raised by certain of our investors as potential areas for future Compensation Committee consideration, as noted in our 2017 Proxy Statement, there was no broad consensus from investors regarding specific changes to our executive compensation program. Investors recognized the impact of external industry conditions on our stock price and our financial performance, and the resulting direct negative impact on the potential realizable value of our historical executive officer equity awards over time. Investors also generally expressed a preference for avoiding significant changes in the program.

    •
    ISS supports its conclusion by repeatedly citing historical executive compensation determinations that pre-dated our 2016 Say on Pay vote.    In suggesting our Compensation Committee was insufficiently responsive to investor feedback and did not make sufficient changes to the program, ISS repeatedly relies on early 2016 equity and annual bonus compensation determinations that occurred many months before our 2016 Say on Pay vote and investor outreach. Our Compensation Committee cannot be deemed non-responsive to stockholder feedback based on pre-existing determinations that occurred prior to ever holding the 2016 Say on Pay vote.

2.
Our Compensation Committee undertook a comprehensive investor outreach initiative, diligently considered all feedback received and disclosed its decisions and rationale in detail in our 2017 Proxy Statement.    Since our 2016 annual meeting, we have engaged with our stockholders, and the contents of those discussions, the Compensation Committee's decision-making process and the rationale for our decisions are all clearly disclosed in the 2017 Proxy Statement. Led by the Chair of the Compensation Committee, we reached out to investors representing approximately 60% of our outstanding shares. Below are highlights of our executive compensation program activities since receiving the investor feedback:

  •
  Compensation Committee consideration of the dilution associated with equity compensation and its determination again in 2017 not to award options and to provide future flexibility to settle any vested awards in cash or stock. The Compensation Committee also considered the substantially reduced potential dilution from 2017 equity awards compared to 2016 awards due to our significantly improved stock price,

  •
  no 2017 base salary increases for any of our executive officers,

  •
  no 2017 target executive compensation increases for our CEO or other executives, other than the target incentive award adjustments for one of our non-CEO executives for internal consistency among our Executive Vice Presidents,

  •
  establishment of a rigorous 2017 Adjusted EBITDA target that represents an increase from the actual 2016 Adjusted EBITDA performance,

  •
  retaining our heavy weighting toward 60% performance share units ("PSUs") in our equity program with any vesting based on absolute and relative TSR over a three-year period, which complements our annual performance metrics including Adjusted EBITDA, safety and individual executive performance,

  •
  termination of our former profit sharing program,

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  significantly enhanced proxy statement disclosures regarding our investor outreach, compensation highlights, Compensation Committee decision-making process and rationale, the rigor of our performance target setting and other disclosure enhancements, and

  •
  a robust analysis by our Compensation Committee, with the assistance of its independent consulting firm, of our executive compensation program which took into account updated compensation data from our compensation peer group and general industry surveys and the dynamic state of the U.S. coal industry.

3.
Our company and executive team performed well and successfully achieved a significant restructuring of our balance sheet and future contractual commitments and adjusted our business and cost structure to depressed industry conditions, weak pricing and increased variability in shipment rates. Performance highlights for 2016 and early 2017 include:

    •
    strong 2016 Adjusted EBITDA performance,

    •
    positive net income in 2016 compared to a net loss in 2015,

    •
    improved cost per ton in 2016 and effective management of variable shipment rates,

    •
    strong year-end liquidity,

    •
    296% absolute TSR performance in 2016,

    •
    achieved 0.25 AIFR in 2016, resulting in a company record and industry leading safety performance,

    •
    amended bank facility to enhance flexibility,

    •
    completed bond exchange offers, significantly reduced leverage and repositioned our balance sheet and now have no debt maturities until 2021,

    •
    eliminated self-bonding for reclamation,

    •
    resumed export sales in the fourth quarter of 2016,

    •
    significantly reduced take-or-pay exposure in our logistics business, and

    •
    our executive team has taken on increased responsibilities due to our reduced team size following the retirement of a former executive and headcount reductions implemented in 2016.

4.
Continued High Percentage of At-Risk, Performance Based Compensation.    As shown in the chart below and also included in our 2017 Proxy Statement, targeted 2016 direct compensation for our CEO was 80% at-risk, performance-based, while targeted direct compensation for our other named executive officers was 70% at-risk, performance-based.

2016 Direct Compensation Components—CEO	2016 Direct Compensation Components—Average Other NEOs

5.
Alignment of Realized and Estimated Realizable Equity Compensation Value With Stock Price Performance Over Time.    The following table provides a comparison of the cumulative 2009-2016 target equity award values at grant date versus actual values or estimated values at year-end 2016 for our CEO and other named executive officers. We believe the table below highlights the strong pay for performance alignment of our compensation program as shown by the substantially reduced realized or estimated year-end 2016 realizable value of historical equity awards compared to grant date target values over time, taking into account increases in 2016 when we had a strong TSR performance that positively impacted the potential realizable value of 2016 awards upon any vesting in 2019. Refer to our 2017 Proxy Statement for a description of the methodology for calculating the grant date targeted value and estimated year-end 2016 value for our CEO and other named executive officers.

 Cumulative LTIP Awards 2009-2016($)

6.
Strong Compensation Program Practices—We have strong and transparent executive compensation program governance features and risk mitigating policies that further align realized CEO compensation with our performance.

What We Do:

• Active investor outreach program, including on executive compensation and corporate governance matters	• A substantial percentage at-risk, performance-based equity and cash compensation
• Rigorous performance targets for Adjusted EBITDA, safety and TSR measures, which have frequently resulted in below target payouts and significant reductions compared to targeted pay amounts

•

Three-year vesting for all executive equity awards

•

Robust disclosures regarding our executive pay practices, decision-making process, the rigor of our performance target-setting and alignment with our stockholders

• Annual Say on Pay stockholder vote regarding our executive compensation program	• Annual compensation program risk assessment
• Engagement by the Compensation Committee of an independent compensation consultant	• Regular review of executive tally sheets by the Compensation Committee
• Executive stock ownership guidelines and holding requirements	• Clawback Policy for incentive compensation
• Insider Trading Policy that prohibits, among other things, hedging and pledging transactions relating to our stock	• Double-trigger change in control vesting acceleration provisions for awards under our equity plan
• Low double-trigger change-in-control severance multiple of 2X target cash compensation for our CEO and 1X target cash compensation for other executives

 What We Do Not Do:

• No tax gross-ups upon a change in control	• No prospective payment of dividends on unvested equity awards (i.e., time-based and performance-based)
• No repricing of stock options without stockholder approval	• No perquisites

We ask you to consider the soundness of our executive compensation program and to vote FOR our Say on Pay proposal (proposal 3) at our upcoming annual meeting.

Please submit your proxy to vote your shares today. Every vote counts.

        If you have any questions, or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

        Thank you for your support.

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Cumulative LTIP Awards 2009-2016($)
What We Do
What We Do Not Do
Please submit your proxy to vote your shares today. Every vote counts.